Exhibit 10.6

CARDIFF INTERNATIONAL, INC.

April 18,2017

Standard Registrar and Transfer Co., Inc.

12528 South 1840 East

Draper, UT 84020

Ladies and Gentlemen:

Cardiff International, Inc., a Florida corporation (the "Company"), has issued to MEF I, L.P (the "Investor") a Convertible Promissory Note, dated April 18, 2017, in the principal amount of $330,000 (the "Note").

A copy of the Note is attached hereto. You should familiarize yourself with your issuance and delivery obligations, as Transfer Agent, contained herein. The shares to be issued are to be registered in the names of the registered holder of the securities submitted for conversion or exercise or its designee.

You are hereby irrevocably authorized and instructed to reserve shares of common stock ("Common Stock") of the Company (initially, 19,270,972 shares) for issuance upon full conversion of the Note in accordance with the terms herein. The amount of Common Stock so reserved may be increased, from time to time, by written instructions. The Investor may provide written notice to you in order to increase the amount held in reserve, in which you agree to accept and reserve, without any action on the part of the Company.

The ability to convert the Note in a timely manner is a material obligation of the Company pursuant to the Note. Your firm is hereby irrevocably authorized and instructed to issue shares of Common Stock of the Company (without any restrictive legend) to the Investor (from the reserve, but in the event there are insufficient reserve shares of Common Stock to accommodate the Conversion Notice, as defined below, your firm and the Company agree that the issuance of conversion shares .should be completed using authorized but unissued shares of the Common Stock that the Company has available) without any further action or confirmation by the Company: (A) upon your receipt from the Investor of: (i) a notice of conversion ("Conversion Notice") executed by the Investor; (ii) a Seller's Representation Letter; (iii) a Broker's Representation Letter and (iv) an opinion of counsel of the Investor. in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the Transfer Agent), to the effect that the shares of Common Stock of the Company issued to the Investor pursuant to the Conversion Notice are not "restricted securities" as defined in Rule 144 and should be issued to the Investor without any restrictive legend; and (B) the number of shares to be issued is less than 4.99% of the total issued common stock of the Company (or if given 60 calendar days' notice, 9.99% of the total issued common stock).

The Company hereby requests that your firm act immediately and upon completion of the Transfer Agent's due diligence review, without delay and without the need for any action or confirmation by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor. The Transfer Agent will not be responsible for any figures used to determine conversions and the resulting number of shares to be issued. The Transfer Agent will also not be responsible for determining of maintaining the balance of the Investor's share reserve. The Company also requires that as long as the Investor, or any of its affiliates, holds any securities issued by the Company, including but not limited to Convertible Notes, Common Stock, or Warrants of the Company (the "Securities"), the transfer agent must disclose, in written form, the shares authorized and outstanding, as well as the cost basis on any Common Stock issuance to the Investor as requested. So long as the Investor holds any Securities of the Company, it is required that the Company shall receive written consent from the Investor should they enter into any other agreement with the transfer agent that shall require establishing a share reserve not allocated to the Investor. As of the date above the current share authorized and outstanding of the Company is as follows:

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Shares of Cardiff International, Inc. authorized: 200,000,000

Shares of Cardiff International, Inc. issued and outstanding: 35,226,950

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection with the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Board of Directors of the Company has approved the foregoing irrevocable instructions and does hereby extend the Company's irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

The Company agrees that in the event that the Transfer Agent resigns as the Company's transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five (5) business days. The Company also agrees that in the event that the Transfer Agent resigns from their position and there is a new designated Transfer Agent for the Company, the Investor will be informed of such changes within two (2) days of the designation.

All parties to this agreement agree and acknowledge that the Company holds the sole responsibility to pay any outstanding fees to the Transfer Agent through the normal course of operations. The Investor understands and acknowledges that in the event that the Company is delinquent in billing with Standard Registrar and Transfer Co., Inc. less than $3,000.00, Standard Registrar and Transfer Co., Inc. will honor conversion requests with the additional payment of $390.00 per request. In the event that the Company is suspended with Standard Registrar and Transfer Co., Inc. due to non-payment, with an account balance exceeding $3,000.00, the Investor would be required to bring the account balance current for any transactions to take place by Standard Registrar and Transfer Co., Inc.

The Investor is intended to be and is a third party beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.

By signing below, each person executing this agreement certifies that they are duly authorized to execute this agreement on behalf of the entity for which they are signing and to bind such party to all of the terms and conditions contained herein.

Very truly yours,

Cardiff International, Inc.

/s/ AH Cunningham

Name: AH Cunningham

Title: President and CEO

Acknowledged and Agreed:

Standard Registrar and Transfer Co., Inc.

/s/ Amy Merrill

Name: Amy Merrill

Title: Manager

MEF I, L.P.

/s/ Marc Manuel

Name: Marc Manuel

Title: Managing Director, Global Head of Equities

On behalf of Magna Management

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